UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2012

NCI, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51579	20-3211574
(State or Other Jurisdiction of Incorporation)	(commission file number)	(IRS Employer Identification No.)

11730 Plaza America Drive, Reston, VA		20190
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 707-6900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2012, NCI, Inc. (the “Company”) and its subsidiaries entered into a Waiver and Amendment of Amended and Restated Loan and Security Agreement (the “Amendment”) with SunTrust Bank, which acted as Administrative Agent for the Lenders thereunder. The Amendment modifies certain terms of the Company’s Amended and Restated Loan and Security Agreement, including, among other things, (i) a reduction in aggregate borrowing capacity under the Company’s credit facility from $125.0 million to $80.0 million, (ii) certain changes in the Company’s financial covenants, including its maximum funded debt ratio and its minimum net worth, which shall be calculated under the Amendment based on minimum tangible net worth, (iii) reduction in the credit facility’s accordion feature from $50 million to $45 million, and (iv) a waiver from compliance with the Company’s covenant to maintain the existence of Operational Technologies Services, Inc. (“OTS”), a former subsidiary of the Company, and the removal of OTS as a borrower as a result of OTS’ dissolution. Also under the Amendment, outstanding balances under the credit facility will incur interest at a rate based on LIBOR plus an applicable margin ranging from 225 to 325 basis points.

The foregoing description is qualified in its entirety by reference to the Amendment attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Waiver and Amendment to Amended and Restated Loan and Security Agreement, dated as of December 31, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCI, Inc.

Date: 01/07/2013	By:	/s/ Michele R. Cappello
Michele R. Cappello
Senior Vice President, General Counsel, and Secretary